Exhibit 99.1

GREEN PLAINS INC.
2019 EQUITY INCENTIVE PLAN

ARTICLE I

EFFECTIVE DATE AND PURPOSE

1.1 Effective Date. The Board has adopted the Plan on February 6, 2019, subject to the approval of the stockholders of the Company within twelve (12) months of such date.

1.2 Purpose of the Plan. The Plan is designed to provide a means to attract, motivate and retain eligible Participants and to further the growth and financial success of the Company by aligning the interests of Participants through the ownership of Shares and other incentives with the interests of the Company’s stockholders.

ARTICLE II

DEFINITIONS

1.3 The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

1.4 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.5 “Affiliate” means any Parent or Subsidiary.

1.6 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Stock-Based Awards, or Stock Appreciation Rights.

1.7 “Award Agreement” means either (1) the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan or (2) a statement issued by the Company to a Participant describing the terms and provisions of such Award. The terms of any Plan or guideline adopted by the Board or the Committee and applicable to an Award shall be deemed incorporated into and a part of the related Award Agreement.

1.8 “Board” or “Board of Directors” means the Board of Directors of the Company.

1.9 “Cause” means a Participant’s dishonesty, theft, embezzlement from the Company, willful violation of any rules of the Company pertaining to the conduct of Employees or the commission of a willful felonious act while an Employee, or violation of any, agreement related to non-competing, non-solicitation of employees or customers or confidentiality between the Company and the Participant.

1.10 “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions:

(a) any person (as such term is used in Section 13(d) and 14(d) of the 1934 Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the 1934 Act), directly or indirectly of securities of the Company representing 51% or more of the combined voting power of the Company; or

(b) there is a merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or surviving entity) outstanding immediately after such transaction; or

(c) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Company to effect a transaction described in (a) or (b) above) whose election by the Board or nomination for election by Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(d) all or substantially all of the Company’s assets are sold.

1.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.12 “Committee” means the Compensation Committee of the Board.

1.13 “Company” means Green Plains Inc., an Iowa corporation, or any successor thereto.

1.14 “Consultant” means a consultant or other independent advisor who is under a written contract with the Company (or any Affiliate) to provide consulting or advisory services for the Company (or any Affiliate) and whose securities issued pursuant to the Plan could be registered on Form S-8.

1.15 “Disability” means a permanent and total disability that qualifies a Participant for disability benefits under the Social Security Act; provided, however, that with respect to Restricted Stock Units, “Disability” means “disability” within the meaning of section 409A of the Code.

1.16 “Eligible Director” means a Board member who is not, at the time of determination, an Employee.

1.17 “Employee” means any employee of the Company or any of its Subsidiaries, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

1.18 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option or Stock Appreciation Right.

1.19 “Fair Market Value” means, as of any given date, (i) if the Shares are readily tradable on an established securities market, the closing price on the date at issue, or if there is no closing price on such date, the closing price on the last preceding day for which there was a closing price; (ii) if the Shares are not readily tradable on an established securities market, a value determined by the reasonable application of a reasonable valuation method as determined by the Committee in accordance with Section 409A of the Code.

1.20 “Fiscal Year” means the fiscal year of the Company.

1.21 “Grant Date” means, with respect to an Award, the date such Award is granted to a Participant.

1.22 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

1.23 “Nonqualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

1.24 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

1.25 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided that each corporation in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.26 “Participant” means an Employee. Eligible Director, or Consultant who has an outstanding Award under the Plan.

1.27 “Performance Goals” shall mean any or all of the following: revenue; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net income (before or after taxes); earnings (including earnings before taxes; earnings before interest and taxes or earnings before interest, taxes, depreciation, and amortization); earnings per share; economic value-added models or equivalent metrics; cash flow or cash flow per share (before or after dividends); stock price; total shareholder return; market share; regulatory achievements; implementation, completion or attainment of measurable objectives with respect to research, development, products, or projects, production volume levels; reductions in costs; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins, or cash margin; yearend cash; debt reductions; return on equity; return on assets or net assets; return on capital (including return on total capital or return on invested capital); cash flow return on investment; efficiency ratio (non-interest expense, divided by total revenue); asset management; asset quality; asset growth or budget achievement. Performance Goals need not be the same with respect to all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries, may be set in terms of growth over the same measure for a prior period of time, and may be based on performance in comparison to performance by unrelated businesses specified by the Committee. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

1.28 “Performance Period” means the time period during which the performance objectives must be met.

1.29 “Performance Share” means an Award granted to a Participant, as described in Article IX herein.

1.30 “Performance Unit” means an Award granted to a Participant, as described in Article IX herein.

1.31 “Period of Recognition” means the period during which Restricted Stock awarded hereunder is subject to a substantial risk of forfeiture. As provided in Article VII, such restrictions may be based on the passage of time, the achievement of target levels of performance or the occurrence of other events as determined by the Committee.

1.32 “Plan” means the Green Plains Inc. 2019 Equity Incentive Plan, as amended, as set forth in this instrument and as hereafter amended from time to time.

1.33 “Prior Plan” shall mean the Green Plains Inc. 2009 Equity Incentive Plan.

1.34 “Restricted Stock” means an Award granted to a Participant pursuant to Article VII.

1.35 “Restricted Stock Unit” means an Award granted to a Participant, as described in Article VII herein.

1.36 “Retirement” means a Termination of Service after the Participant attains age 60 and completes 10 years of continuous service, measured from the most recent date of hire.

1.37 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act, as determined by the Board.

1.38 “Shares” means the shares of common stock, $0.001 par value, of the Company.

1.39 “Stock Appreciation Right” means an Award granted to a Participant pursuant to Section 8.

1.40 “Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns more than fifty percent (50%) of the total combined voting power in one of the other entities in such chain.

1.41 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

1.42 “Termination of Service” means a cessation of the employee-employer relationship between a Participant and the Company or a Subsidiary for any reason but excluding any such cessation where there is a simultaneous reengagement of the person by the Company or a Subsidiary.

ARTICLE III

ELIGIBILITY

3.1 Participants. Awards may be granted in the discretion of the Committee to Employees, Eligible Directors, and Consultants.

3.2 Non-Uniformity. Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.

ARTICLE IV

ADMINISTRATION

4.1 The Committee. The Plan will be administered by the Committee, which, to the extent deemed necessary or appropriate by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. In the absence of such appointment, the Board of Directors shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.

4.2 Authority of the Committee. The Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. The Committee’s authority shall include, without limitation, the power to (a) determine persons eligible for Awards (other than discretionary Awards to members of the Committee, which must be authorized and approved by a disinterested majority of the Board), (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules. The Committee shall have no discretion to increase the amount of compensation that otherwise would be due upon attainment of a Performance Goal, although the Committee may have discretion to deny an Award or to adjust downward the compensation payable pursuant to an Award, as the Committee determines in its sole judgment.

4.3 Exchange/Pricing.

(a) The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected holders, the cancellation of any or all outstanding Options or Stock Appreciation Rights and to grant in exchange new Options or Stock Appreciation Rights covering the same or a different number of Shares but with an Exercise Price not less than the Fair Market Value on the new grant date, but only with the approval of the Company’s shareholders.

(b) The Committee shall also have the authority, exercisable at any time and from time to time, but only with the approval of the Company’s shareholders, with or, if the affected holder is not a Section 16 Person, then without, the consent of the affected holders, to reduce the Exercise Price of one or more outstanding Options or Stock Appreciation Rights to a price not less than the then current Fair Market Value or issue new Options or Stock Appreciation Rights with a lower Exercise Price in immediate cancellation of outstanding Options or Stock Appreciation Rights with a higher Exercise Price.

4.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its authority and powers in any way which would jeopardize the Plan’s qualification under Rule 16b-3 and may not delegate its authority and powers with respect to any Award that is intended to qualify as performance-based compensation.

4.5 Factors to Consider for Granting Awards. In making the determination as to the persons to whom an Award shall be granted, the Committee or any delegate may take into account such individual’s salary and tenure, duties and responsibilities, their present and potential contributions to the success of the Company, the recommendation of supervisors, and such other factors as the Committee or any delegate may deem important in connection with accomplishing the purposes of the Plan.

4.6 Decisions Binding. All determinations and decisions made by the Committee and any of its delegates pursuant to Section 4.3 shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

ARTICLE V

SHARES SUBJECT TO THE PLAN

5.1 Number of Shares. Subject to adjustment as provided in Section 5.4, the total number of Shares available for grant under the Plan shall not exceed 4,110,000 Shares, plus any shares remaining available for grant under the Prior Plan on the effective date of the Plan. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares, or any combination thereof.

5.2 (a) Lapsed Awards. Unless determined otherwise by the Committee, Shares related to Awards that are forfeited, terminated or expire unexercised shall be available for grant under the Plan. Shares that are withheld from issuance in connection with a Participant’s payment of tax withholding liability shall be available for grant under the Plan. Shares related to awards granted under the Prior Plan that are forfeited, terminated or expire unexercised shall also be available for grant under the Plan. Shares that are withheld from issuance in connection with a Participant’s payment of tax withholding liability shall also be available for grant under the Plan.

(b) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

5.3 Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 5.4, no Participant may be granted (i) Options or Stock Appreciation Rights during any Fiscal Year with respect to more than 500,000 Shares or (ii) Shares of Restricted Stock, Restricted Stock Units, Performance Shares and/or other Stock-Based Awards in any Fiscal Year that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares with respect to more than 500,000 Shares (the “Limitations”). In addition to the foregoing, the maximum dollar value that may be earned by any Participant in any 12-month period with respect to Performance Units that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $5,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

5.4 Adjustments in Awards and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, separation, liquidation, combination, or other similar transaction or change in the corporate structure of the Company affecting the Shares or the value thereof, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1 and 5.3 in such manner as the Committee shall determine to be advisable or appropriate, taking into consideration the accounting and tax consequences, to prevent the dilution or diminution of such Awards. Any such numerical limitations shall be subject to adjustment under this Section only to the extent such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code or the ability to grant or the qualification of Incentive Stock Options under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants.

5.5 Restrictions on Share Transferability. Except as otherwise provided by the Committee or the Board, as the case may be, Awards granted under the Plan shall be non-transferable, and its terms shall state that it is non-transferable and that, during the lifetime of the Participant, shall be exercisable only by the Participant; notwithstanding the foregoing, Awards shall be transferable by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, permit a Participant to transfer all or a portion of his or her awards to members of his or her immediate family, to trusts established for the benefit of members of his or her immediate family, or to family limited partnerships in which the Participant and immediate family members are the only partners, provided that the Participant may receive no consideration for such transfers, and that such transferred award shall be subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred award. The Committee may impose such restrictions on any Award of Shares or Shares acquired pursuant to the exercise of an Award as it may deem advisable or appropriate, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, and any blue sky or state securities laws.

5.6 Share Vesting. Notwithstanding any provision herein, excepting up to five (5) percent of shares approved under the Plan, no Award may be granted with less than a one year vesting period.

ARTICLE VI

STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. Subject to Section 5.3, the Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. No more than 1,000,000 Shares may be issued as Incentive Stock Options under the Plan.

6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option and such other terms and conditions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3 Exercise Price. Subject to the provisions of this Section 6.3, the Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement.

(a) Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, in no case shall the Exercise Price be less than the par value of such Share.

(b) Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; or one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries; provided, however, in no case shall the Exercise Price be less than the par value of such Share.

(c) Substitute Options. Notwithstanding the provisions of Sections 6.3(a) and 6.3(b), in the event that the Company consummates a transaction described in section 424(a) of the Code, persons who become Participants on account of such transaction may be granted Options in substitution for options granted by such former employer or recipient of services. If such substitute Options are granted, the Committee, consistent with section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred (100%) of the Fair Market Value of the Shares on the Grant Date.

6.4 Expiration of Options.

(a) Expiration Dates. Except as provided in Section 6.7(c) regarding Incentive Stock Options, each Option shall terminate upon the earliest to occur of the following events:

(i) The date(s) for termination of the Option set forth in the Award Agreement;

(ii) The date determined under Section 6.8 regarding Termination of Service; or

(iii) The expiration of ten (10) years from the Grant Date.

(b) Committee Discretion. Subject to the limits of Section 6.4(a), the Committee shall provide in each Award Agreement when each Option expires and becomes unexercisable.

6.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Option. The Committee may not, after an Option is granted, extend the maximum term of the Option.

6.6 Payment. Options shall be exercised by a Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of an Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee may also permit exercise (a) by tendering previously acquired Shares (either actually or by attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant, Share certificates representing such Shares. Until the issuance of the stock certificates, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares as to which the Option has been exercised. No adjustment will be made for a dividend or other rights for which a record date is established prior to the date the certificates are issued.

6.7 Certain Additional Provisions for Incentive Stock Options.

(a) Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

(b) Company and Subsidiaries Only. Incentive Stock Options may be granted only to Participants who are employees of the Company or a subsidiary corporation (within the meaning of section 424(f) of the Code) on the Grant Date.

(c) Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an employee who, together with persons whose stock ownership is attributed to the employee pursuant to section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

6.8 Termination of Service.

(a) Termination for Cause. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised after a Participant’s Termination of Service by the Company or a Subsidiary for Cause.

(b) Termination Due To Death. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised more than one (1) year after a Participant’s Termination of Service due to death, but in no event after the expiration of the term of the Option.

(c) Termination Due to Disability. Unless otherwise specifically provided in the Award Agreement, an Incentive Stock Option may not be exercised more than one year from the date of Termination of Service due to Disability, and a Nonqualified Stock Option may not be exercised more than 36 months from the date of Termination of Service due to Disability, but in no event after the expiration of the term of the Option.

(d) Termination Due to Retirement. Unless otherwise specifically provided in the Award Agreement, an Incentive Stock Option may not be exercised more than three months after a Termination of Service due to Retirement, and a Nonqualified Stock Option may not be exercised more than 36 months from the date of Termination of Service due to Retirement, but in no event after the expiration of the term of the Option.

(e) Other Voluntary Terminations. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised after the date of Termination of Service due to voluntary termination other than for Retirement.

(f) Termination For Other Reasons. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised more than three months after a Participant’s Termination of Service for any reason other than described in Section 6.8(a) through 6.8(e), but in no event after the expiration of the term of the Option.

(g) Leave of Absence. The Committee may make such provision as it deems appropriate with respect to Participants on a leave of absence.

ARTICLE VII

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock/Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Subject to Section 5.3, the Committee shall determine the number of Shares to be granted to each Participant. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

7.2 Restricted Stock Agreement. Each Award of Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock (or the number of Restricted Stock Units) granted, and such other terms and conditions as the Committee shall determine.

7.3 Transferability. Except as otherwise determined by the Committee and set forth in the Award Agreement, Shares of Restricted Stock and/or Restricted Stock Units may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Committee may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate in accordance with this Section 7.4.

(a) General Restrictions. The Committee may set restrictions based upon (a) the achievement of specific Performance Goals, (b) other performance objectives (Company-wide, divisional or individual), (b) applicable Federal or state securities laws, (c) time-based restrictions, or (d) any other basis determined by the Committee.

(b) Intentionally Left Blank. .

(c) Legend on Certificates. The Committee may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend: “THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE GREEN PLAINS INC. 2009 EQUITY INCENTIVE PLAN, AS AMENDED, AND IN A RESTRICTED STOCK AGREEMENT. A COPY OF THE PLAN AND SUCH RESTRICTED STOCK AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY.”

(d) Retention of Certificates. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and restrictions applicable to such Shares have been satisfied or lapse.

7.5 Removal of Restrictions. With respect to Awards of Restricted Stock, the Committee may accelerate the time at which any restrictions shall lapse and remove any restrictions. With respect to Awards of Restricted Stock Units, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Restricted Stock Units. However, in no event may the restrictions on Shares granted to a Section 16 Person lapse until at least six months after the grant date (or such shorter period as may be permissible while maintaining compliance with Rule 16b-3). After the end of the Period of Restriction, the Participant shall be entitled to have any legend or legends under Section 7.4(c) removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to any other restrictions on transfer which may apply to such Shares. Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine, as set forth in the Award Agreement.

7.6 Voting Rights. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding Shares of Restricted Stock granted hereunder shall have voting rights during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

7.7 Dividends and Other Distributions. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding Shares of Restricted Stock or Restricted Stock Units shall be entitled to receive all dividends and other distributions paid with respect to the underlying Shares or dividend equivalents during the Period of Restriction. If any such dividends or dividend equivalents with respect to Restricted Stock are paid in Shares, such Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8 Return of Restricted Stock to Company. On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and thereafter shall be available for grant under the Plan.

7.9 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under section 83(b) of the Code. If a Participant makes an election pursuant to section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

ARTICLE VIII

STOCK APPRECIATION RIGHTS

8.1 Grant of Stock Appreciation Rights. Subject to the terms and provisions of the Plan, if Shares are traded on an established securities market, Stock Appreciation Rights may be granted to Participants at any time and from time to time as determined by the Committee. Subject to Section 5.3, the Committee shall determine the number of Shares subject to each Stock Appreciation Right.

8.2 Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, any conditions to exercise of the Stock Appreciation Right and such other terms and conditions as the Committee shall determine.

8.3 Exercise Price. The Exercise Price for each Stock Appreciation Right shall be determined by the Committee and shall be provided in each Award Agreement; provided, however, the Exercise Price for each Stock Appreciation Right may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

8.4 Expiration of Stock Appreciation Rights.

(a) Expiration Dates. Each Stock Appreciation Right shall terminate upon the earliest to occur of the following events:

(i) The date(s) for termination of the Stock Appreciation Right set forth in the Award Agreement;

(ii) The date determined under Section 8.7 regarding Termination of Service; or

(iii) The expiration of ten (10) years from the Grant Date.

(a) Committee Discretion. Subject to the limits of Section 8.4(a), the Committee shall provide in each Award Agreement when each Stock Appreciation Right expires and becomes unexercisable. The Committee may not, after an Stock Appreciation Right is granted, extend the maximum term of the Stock Appreciation Right.

8.5 Exercisability of Stock Appreciation Rights. Stock Appreciation Rights granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine. After a Stock Appreciation Right is granted, the Committee may accelerate or waive any restrictions constituting a substantial risk of forfeiture on the exercisability of the Stock Appreciation Right.

8.6 Payment of Stock Appreciation. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; by

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

Such payment shall be in Shares of equivalent value or in cash or cash equivalent, as specified in the Award Agreement.

8.7 Termination of Service.

(a) Termination for Cause. Unless otherwise specifically provided in the Award Agreement, a Stock Appreciation Right may not be exercised after a Participant’s Termination of Service by the Company or a Subsidiary for Cause.

(b) Termination Due To Death, Disability, or Retirement. Unless otherwise specifically provided in the Award Agreement, a Stock Appreciation Right may not be exercised more than one (1) year after a Participant’s Termination of Service due to death or more than three (3) years after a Participant’s Termination of Service due to Disability or Retirement.

(c) Other Voluntary Terminations. Unless otherwise specifically provided in the Award Agreement, a Stock Appreciation Right may not be exercised after a Participant’s voluntary Termination of Service for any reason other than Retirement.

(d) Termination For Other Reasons. Unless otherwise specifically provided in the Award Agreement, an Stock Appreciation Right may not be exercised more than ninety (90) days after a Participant’s Termination of Service for any reason other than described in Section 8.7(a) through 8.7(c).

8.8 Voting Rights. Participants holding Stock Appreciation Rights granted hereunder shall have no voting rights.

ARTICLE IX

PERFORMANCE UNITS/PERFORMANCE SHARES

9.1 Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Subject to Section 5.3, the Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant.

9.2 Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals or Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant.

9.3 Performance Objectives and Other Terms. The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid out to the Participants. The time period during which the Performance Goals must be met shall be called the “Performance Period”. Performance Periods of Awards granted to Section 16 Persons shall, in all cases, exceed six (6) months in length (or such shorter period as may be permissible while maintaining compliance with Rule 16b-3). Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4 Earning of Performance Units/Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals or Performance Measures have been achieved.

9.5 Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan the Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award. Awards shall be paid no later than the last date permitted in order for the payment to be exempted from the definition of deferred compensation under section 409A of the Code.

9.6 Dividends and Other Distributions. At the discretion of the Committee, Participants holding Performance Units/Shares may be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares. Such dividends may be subject to the accrual, forfeiture, or payout restrictions as determined by the Committee in its sole discretion.

9.7 Termination of Employment/Service Relationship. In the event of a Participant’s Termination of Service, all Performance Units/Shares shall be forfeited by the Participant unless determined otherwise by the Committee, as set forth in the Participant’s Award Agreement. Any such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Units/Shares issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE X

STOCK-BASED AWARDS

10.1 Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Subject to Section 5.3, the Committee shall have complete discretion in determining the amount of Stock-Based Awards granted to any Participant. Stock-Based Awards shall be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

ARTICLE XI

MISCELLANEOUS

11.1 Deferrals. To the extent consistent with the requirements of section 409A of the Code, the Committee may provide in an Award Agreement or another document that a Participant is permitted to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee.

11.2 409A Compliance. To the extent any provision of the Plan or any Award or action by the Board or Committee would subject any Participant to liability for interest or additional taxes under Section 409A of the Code, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan and all Awards will comply with or be exempt from Section 409A of the Code, and the Plan and each Award shall be interpreted consistent with such intent. The Plan and any Award may be amended in any respect deemed necessary (including retroactively) by the Committee in order to pursue compliance with or exemption from, as applicable, Section 409A of the Code. If any deferred compensation is payable to a “specified employee” upon “separation from service,” as those terms are defined in Section 409A of the Code and the regulations thereunder, then payment of such amount shall be delayed for a period of six months following separation from service and paid in a lump sum on the first payroll date following the expiration of such six month period. The foregoing shall not be construed as a guarantee of any particular tax effect for Plan benefits or Awards. A Participant or beneficiary as applicable is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or beneficiary in connection with any payments to such Participant or beneficiary under the Plan, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold a Participant or beneficiary harmless from any and all of such taxes and penalties.

11.3 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, with or without Cause. Employment with the Company or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Company or any Subsidiary, as the case may be.

11.4 Participation. No Participant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

11.5 Indemnification. Each person who is or shall have been a member of the Committee, or of the Committee, to the extent permitted under state law, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

11.6 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

11.7 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator, executor or the personal representative of the Participant’s estate.

11.8 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or his or her beneficiary).

11.9 Investment Representation. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

11.10 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

11.11 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

ARTICLE XII

AMENDMENT, TERMINATION, AND DURATION

12.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan’s compliance with the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to stockholder approval; and further provided, that the Board may not, without the approval of the Company’s shareholders, take any other action with respect to an Option or Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

12.2 Duration of the Plan. The Plan shall become effective in accordance with Section 1.1, and subject to Section 12.1 shall remain in effect until the tenth anniversary of the effective date of the Plan.

ARTICLE XIII

TAX WITHHOLDING

13.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or the exercise thereof), the Company shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or the exercise thereof).

13.2 Withholding Arrangements. The Committee, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

ARTICLE XIV

CHANGE IN CONTROL

14.1 Upon the Occurrence of Change in Control:

(a) Options and Stock Appreciation Rights.

(i) If in connection with a Change in Control, any outstanding Option or Stock Appreciation Right is not continued in effect or converted into an Option to purchase or Stock Appreciation Right with respect to stock of the survivor or successor parent corporation in a manner that complies with Sections 424 and 409A of the Code, such outstanding Option(s) or Stock Appreciation Rights shall vest and become fully exercisable.

(ii) If outstanding Options or Stock Appreciation Rights are continued or converted as described in Section 14.1(a)(i), then upon the occurrence of a Qualifying Termination of the holder thereof, such Options or Stock Appreciation Rights shall vest and become fully exercisable.

(b) Restricted Stock and Restricted Stock Units.

(i) If in connection with a Change in Control, any outstanding Restricted Stock or Restricted Stock Units are not continued in effect or converted into restricted shares or units, as applicable, representing interests in stock of the survivor or successor parent corporation on a basis substantially equivalent to the consideration received by stockholders of the Company in connection with the Change in Control, such outstanding Restricted Stock or Restricted Stock Units shall vest and be valued at the time of the Change in Control.

(ii) If any outstanding Restricted Stock or Restricted Stock Units are continued or converted as described in Section 14.1(b)(i), then upon occurrence of a Qualifying Termination of employment of the holder thereof, such Restricted Stock or Restricted Stock Units shall vest in full.

(c) Performance Share.

(i) Unless otherwise provided in an Award Agreement or an employment agreement, upon a Change in Control, any outstanding Performance Shares shall be converted into time-vesting Restricted Stock, based on actual performance, giving effect to the transaction constituting the Change in Control. Unless otherwise specified in the Award Agreement corresponding to the Performance Shares, the number of Shares converted into Restricted Stock shall be pro-rated based on the number of days in the Performance Period occurring prior to the Change in Control, and the vesting period of such Restricted Stock shall be the time remaining in the Performance Period of the converted Performance Shares. If in connection with such Change in Control, the converted Restricted Stock is not continued in effect or converted into restricted shares or units relating to the stock of the successor or survivor parent corporation on a basis substantially equivalent the consideration, if any, received by stockholders of the Company in connection with the Change in Control, then all such outstanding Restricted Stock shall vest and be valued pursuant to Section 14.1(b)(i).

(ii) The Restricted Stock into which any outstanding Performance Shares are converted as described in Section 14(c)(i) shall vest upon a Qualifying Termination of the holder.

(d) Performance Units

(i) Unless otherwise provided in an Award Agreement or an employment agreement, upon a Change in Control, any outstanding Performance Units shall be converted into time-vesting restricted cash, based on actual performance, giving effect to the transaction constituting the Change in Control. Unless otherwise specified in the Award Agreement corresponding to the Performance Units, the value converted into restricted cash shall be pro-rated based on the number of days in the Performance Period occurring prior to the Change in Control, and the vesting period of such restricted cash shall be the time remaining in the Performance Period of the converted Performance Units.

(ii) The restricted cash into which any outstanding Performance Units are converted as described in Section 14(d)(i) shall vest upon a Qualifying Termination of the holder.

(e) Qualifying Termination. For purposes of this Section, a “Qualifying Termination” shall mean a termination of employment within twenty-four months following a Change in Control (i) by the Company other than for Cause, gross negligence, or deliberate misconduct which demonstrably harms the Company or (ii) by the Participant for “good reason,” if “good reason” is defined in the applicable Award Agreement or employment agreement.

14.2 Continued or Converted. For purposes of Section 14.1(a), (b), (c), and (d) hereof, (i) no Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit shall be treated as “continued or converted” on a basis consistent with the requirements of Sections 14.1(a)(i), (b)(i), (c)(i), or (d)(i) as applicable, unless the stock underlying such Award after such continuation or conversion consists of securities of a class that is widely held and publicly traded on a U.S. national securities exchange, and (ii) no Performance Share or Performance Unit will be treated as “continued or converted” on a basis consistent with the requirements described in Section 14.1(c)(i) and 14.(d)(i) unless the performance conditions applicable to a Participant’s earning of the Award are practicably susceptible of continuing measurement following the Change in Control transaction and do not effectively increase the performance required to be achieved in order for the Participant to earn any portion or level of Award.

14.3 Section 409A. If the implementation of any of the foregoing provisions of this Article XIV would cause a Participant to incur adverse tax consequences under Section 409A of the Code, the implementation of such provision shall be delayed until the first date on which such implementation would not cause any adverse tax consequences under Section 409A.

14.4 Conflict. The preceding sections of this Article XIV shall apply notwithstanding any other provision of the Plan to the contrary, unless the Committee shall have expressly provided in any applicable Award for different provisions to apply in the event of a Change in Control. For the avoidance of doubt, any such different provisions may be more or less favorable to either of the parties to the Award, but if the application of such different provisions is unclear, uncertain or ambiguous, the provisions of this Article XIV shall govern.

ARTICLE XV

LEGAL CONSTRUCTION

15.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3 Requirements of Law. The grant of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time.

15.4 Securities Law Compliance. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to comply with any applicable federal or state securities law, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

15.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Iowa.

15.6 Captions. Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of the Plan.